Exhibit 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX AUTHORIZES STOCK REPURCHASE PROGRAM

SAN JOSE, CA, FEBRUARY 13, 2006 – Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors has approved an additional stock repurchase program whereby Xilinx is authorized to repurchase up to $600 million of its common stock in the open market.

“Xilinx is committed to returning value to our stockholders. During the past four quarters, the Company purchased 11.6 million shares for approximately $306.4 million. The increase in our stock repurchase program is a reflection of our solid business model as well as confidence in our future growth prospects. Additionally, we remain the only PLD company to pay a dividend,” stated Wim Roelandts, Chairman and Chief Executive Officer.

This program will be funded using the Company’s working capital. As of December 31, 2005, the Company had cash, cash equivalents, short-term and long-term investments of approximately $1.7 billion. Timing of repurchases and the number of shares of common stock to be purchased are dependent upon prevailing market conditions, share price and other factors.

This release contains forward-looking statements that are subject to risks and uncertainties. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the continued profitability and ability to generate cash at a rate necessary to continue paying cash dividends or repurchasing stock and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.